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                                                                   EXHIBIT 99.1



CONTACTS:
---------
(MEDIA):      TONY LENTINI        (713/296-6227)
              BILL MINTZ          (713/296-7276)
              DAVID HIGGINS       (713/296-6690)

(INVESTOR):   BOB DYE             (713/296-6662)

(WEB SITE):   www.apachecorp.com
                                             FOR RELEASE AT 8 A.M. CENTRAL TIME
                                             ----------------------------------

                APACHE RAISES COMMON STOCK DIVIDEND 20 PERCENT,

                         PLANS TWO-FOR-ONE STOCK SPLIT

         Houston, September 12, 2003 - Apache Corporation (NYSE: APA) announced today that its Board of Directors has voted to increase the cash dividend on its common stock 20 percent, to 12 cents per share from 10 cents per share, effective with the November dividend payment. The Board also voted to split the stock two-for-one early next year, subject to shareholder approval.

         The Board declared the regular cash dividend on Apache's Series B Cumulative Preferred Stock.

         Speaking for the Board of Directors, Chairman Raymond Plank noted, "Apache's rising oil and gas production, strong earnings, favorable balance sheet and improving debt-to-capitalization ratio - coupled with current strong commodity prices - warrant the dividend increase and split."

         A special meeting of Apache shareholders will be necessary in order to increase the number of authorized shares to implement the split.
                                     -more-
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APACHE RAISES DIVIDEND, PLANS STOCK SPLIT - ADD ONE

         The common stock dividend is payable on Nov. 21, 2003, to shareholders of record on Oct. 22, 2003.

         The dividend on the Series B preferred stock is payable on Oct. 31, 2003, to holders of record on Oct. 15, 2003. The payment will be $14.20 per share, which is equivalent to $1.42 per depositary share, each representing 1/10th of a share of Series B preferred stock. The Series B preferred is not listed on an exchange.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Australia, Egypt, and the UK North Sea.
                                     -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding Apache's future corporate developments and dividends. The payment of future dividends on the company's common stock is dependent on the company's Board of Directors declaring such dividends after assessing prevailing conditions. Among the important factors that could cause actual results or the timing of dividend payments to differ materially from those indicated by forward-looking statements are major changes in the supply and demand or the outlook for prices of oil and natural gas, required regulatory approvals and the risk factors detailed from time to time in Apache's periodic reports and registration statements filed with the Securities and Exchange Commission.